Exhibit 10.25

CREDIT AGREEMENT

Among

AMERICAN PHARMACEUTICAL PARTNERS, INC.,

to become known as Abraxis BioScience, Inc.,

VARIOUS LENDERS

FROM TIME TO TIME PARTY HERETO

FIFTH THIRD BANK, an Ohio banking corporation,

as Agent and L/C Issuer,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Documentation Agent,

and

HARRIS NESBITT FINANCING, INC.,

as Syndication Agent

DATED AS OF APRIL 18, 2006

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION, AS BOOKRUNNER AND LEAD ARRANGER

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Section 10.21.	USA Patriot Act	62
Section 10.22.	Confidentiality	62

Signature Page		S-1

EXHIBIT A	—	Notice of Payment Request
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D-1	—	Revolving Note
EXHIBIT D-2	—	Swing Note
EXHIBIT E	—	Compliance Certificate
EXHIBIT F	—	Assignment and Assumption
EXHIBIT G	—	Subsidiary Guaranty Agreement
SCHEDULE 1	—	Commitments
SCHEDULE 5.10	—	Material Subsidiaries
SCHEDULE 5.17	—	Existing Indebtedness
SCHEDULE 5.18	—	Borrower Capitalization
SCHEDULE 6.12	—	Existing Liens
SCHEDULE 6.14	—	Existing Investments

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CREDIT AGREEMENT

This Credit Agreement is entered into as of April 18, 2006, by and among AMERICAN PHARMACEUTICAL PARTNERS, INC., a Delaware corporation to become known as Abraxis BioScience, Inc. (the “Borrower”), the various institutions from time to time party to this Agreement, as Lenders, FIFTH THIRD BANK, an Ohio banking corporation, as Agent and L/C Issuer, WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agent, and HARRIS NESBITT FINANCING, INC., as Syndication Agent.

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement. In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:

SECTION 1.	DEFINITIONS; INTERPRETATION.

Section 1.1. Definitions. The following terms when used herein shall have the following meanings:

“ABI” means American BioScience, Inc., a California corporation.

“ABI Merger” means the merger of ABI with and into the Borrower pursuant to the terms of the Merger Agreement.

“Acquired Business” means: (a) any Person, a controlling interest in the capital stock or other equity interests of which is acquired after the date hereof by the Borrower or any of its Subsidiaries, (b) any assets constituting all or a discrete business or operating unit of the seller acquired after the date hereof by the Borrower or any of its Subsidiaries or (c) any product or product lines acquired after the date hereof by the Borrower or any of its Subsidiaries, in each case pursuant to a Permitted Acquisition in accordance with the terms of this Agreement.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum equal to the quotient of (i) LIBOR, divided by (ii) one minus the Reserve Percentage.

“Affected Lender” is defined in Section 8.5 hereof.

“Agent” means Fifth Third Bank, an Ohio banking corporation, as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.7 hereof.

“Agent’s Quoted Rate” is defined in Section 2.12 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 20% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 20% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.11 hereof, until the first Pricing Date, the rates per annum shown opposite Level I below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	LEVERAGE RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS AND REIMBURSEMENT OBLIGATIONS SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS AND LETTER OF CREDIT FEE SHALL BE:	APPLICABLE MARGIN FOR COMMITMENT FEE SHALL BE:
I	Less than 1.00 to 1.0	-.50%	.75%	.20%

II	Less than 1.50 to 1.0, but greater than or equal to 1.00 to 1.0	-.50%	.875%	.20%

III	Less than 2.00 to 1.0, but greater than or equal to 1.50 to 1.0	0.00%	1.00%	.20%

IV	Less than 2.50 to 1.0, but greater than or equal to 2.00 to 1.0	0.00%	1.375%	.25%

V	Greater than or equal to 2.50 to 1.0	0.00%	1.625%	.30%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after June 30, 2006, the date on which the Agent is in receipt of the Borrower’s financial statements (and, in the case of the year-end financial statements, audit report) for the most recently ended fiscal quarter, pursuant to Section 6.1 hereof. The Applicable Margin shall be established based on the Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.1 hereof, from the due date of such financial statements (and, if applicable, audit report) until such financial statements (and, if applicable, audit report) are delivered, the Applicable Margin shall be raised one level from the existing Applicable Margin level. If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the

Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Agent in accordance with the foregoing shall be presumptively correct absent manifest error.

“Application” is defined in Section 2.2(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10), and accepted by the Agent, in substantially the form of Exhibit F or any other form approved by the Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.2 hereof or on any update of any such list provided by the Borrower to the Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Agent.

“Auto-Extension Letter of Credit” is defined in Section 2.2(g) hereof.

“Base Rate” means for any day the greater of: (i) the rate of interest announced by the Agent from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Agent’s best or lowest rate) and (ii) the sum of (x) the Federal Funds Rate, plus (y) 1/2 of 1%.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.3(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by the Borrower pursuant to Section 2.4(a) hereof. Borrowings of Swing Loans are made by the Agent in accordance with the procedures set forth in Section 2.12 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Cincinnati, Ohio and Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any Person, Cash Equivalents, as such term is defined in the Borrower’s temporary investment policy as approved by the Borrower’s board of directors from time to time, which temporary investment policy and any changes thereto approved by the Borrower’s board of directors shall be delivered to the Agent.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” means either of the following, after the occurrence of the ABI Merger (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 50% or more of the outstanding equity interests of the Borrower on a fully-diluted basis whether in a single transaction or a series of related transactions, or (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower immediately after the effective date of the ABI Merger (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors immediately after the effective date of the ABI Merger or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 3.2 shall be satisfied or waived in a manner acceptable to the Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral Account” is defined in Section 7.4(b) hereof.

“Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Contingent Obligation” shall mean as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Dollars” and “$” each means the lawful currency of the United States of America.

“EBITDA” means, with reference to any period, Operating Income for such period plus the sum of all amounts deducted in arriving at such Operating Income amount in respect of (a) depreciation of fixed assets and amortization of intangible assets for such period, (b) expenses incurred in connection with the ABI Merger in an aggregate amount not to exceed $40,000,000,

(c) non-cash charges associated with the amortization of merger-related charges after giving effect to the ABI Merger, (d) non-recurring costs associated with the 2005 shutdown of the Borrower’s Melrose Park, Illinois facility and (e) non-cash charges associated with stock compensation under APB 25 or FAS 123(R).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, (ii) the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with a Release of Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Release of Hazardous Materials, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the manufacture, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) any Release to air, land, surface water or groundwater, and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.3(b) hereof.

“Event of Default” means any event or condition identified as such in Section 7.1 hereof.

“Existing ABI Facility” means the credit facility extended by Merrill Lynch Professional Clearing Corp. to ABI.

“Existing Credit Agreement” means the Credit Agreement dated September 2, 2004 among the Borrower, Fifth Third Bank as agent, and the lenders party thereto, as amended.

“Federal Funds Rate” means for any day the rate determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Agent at approximately 10:00 a.m. (Cincinnati time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Agent for sale to the Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Agent for which such rate is being determined.

“Fee Letter” means that letter agreement between the Agent and the Borrower dated April 18, 2006.

“Foreign Subsidiary” means each Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or commodity values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (h) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (i) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (j) all Contingent Obligations, it being understood that the term “Indebtedness” shall not include trade payables arising in the ordinary course of business.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters then ended to Interest Expense of the Borrower and its Subsidiaries for the same four fiscal quarter period.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of Base Rate Loans, on the last day of the calendar month in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar month if such Loan is advanced, continued or created by conversion on the last day of a calendar month), (b) in the case of a Eurodollar Loan, 1, 2 or 3 months thereafter, as selected by Borrower in its notice delivered pursuant to Section 2.4 hereof and (c) in the case of a Swing Loan, on the date 5 days after such Swing Loan is advanced; provided, however, that:

(i) any Interest Period for a Borrowing consisting of Base Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;

(ii) no Interest Period with respect to any portion of the Loans shall extend beyond the Termination Date;

(iii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iv) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“L/C Issuer” means Fifth Third Bank, an Ohio banking corporation, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $10,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes Fifth Third Bank, an Ohio banking corporation, and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 10.10 hereof.

“Lending Office” is defined in Section 8.6 hereof.

“Letter of Credit” is defined in Section 2.2(a) hereof.

“Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of Total Funded Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters then ended.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Agent as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Interest Period, which appears on the Telerate Page

3750 as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Applications, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith but shall not include any Hedge Agreement with any Lender or any of its Affiliates.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its material obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document to which it is a party or the rights and remedies of the Agent and the Lenders thereunder.

“Material Subsidiary” means any Subsidiary of the Borrower for which (a) the book value of the assets of such Subsidiary exceeds 10% of the value of the consolidated assets (including intangible assets) of the Borrower and its Subsidiaries, or (b) the revenues of such Subsidiary during any fiscal year of the Borrower exceed 10% of the consolidated revenues of the Borrower and its Subsidiaries for such year or (c) the Borrower has provided written notice to the Agent that it is designating such Subsidiary as a Material Subsidiary.

“Merger Agreement” means that certain Agreement and Plan of Merger dated November 27, 2005 by and between the Borrower and ABI, filed with the SEC on March 10, 2006.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that (other than in pro forma calculations) there shall be excluded from Net Income the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary.

“Net Worth” means, at any time the same is to be determined, total shareholder’s equity (including capital stock, additional paid-in capital, and retained earnings after deducting treasury stock, but excluding minority interests in Subsidiaries) which would appear on the balance sheet of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Non-Extension Notice Date” is defined in Section 2.2(g) hereof.

“Notes” means and includes the Revolving Notes and the Swing Note.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Operating Income” means, with reference to any period, the operating income (or operating loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that (other than in pro forma calculations) there shall be excluded from Operating Income the operating income (or operating loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary.

“Participant” is defined in Section 10.10(d) hereof.

“Participating Interest” is defined in Section 2.2(d) hereof.

“Participating Lender” is defined in Section 2.2(d) hereof.

“Patriot Act” is defined in Section 5.24(b) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for each Lender, the percentage of the Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans, Swing Line Loans and L/C Obligations then outstanding.

“Permitted Acquisition” means any acquisition that is not a Hostile Acquisition by the Borrower or any Subsidiary thereof of a controlling interest in the capital stock or other equity interests of, all or substantially all of the assets of, or a business, unit or division of, any Person; provided that (a) after giving pro forma effect to such acquisition, the Borrower shall be in compliance with the covenants contained in Section 6.18, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which the relevant information is available as if such acquisition had occurred on the first day of each relevant period for testing such compliance (as demonstrated, in a certificate of an officer of Borrower delivered to the

Agent, prior to the consummation of such acquisition), and (b) no Default or Event of Default shall have occurred and be continuing, or would occur after giving effect to such acquisition.

“Permitted Lien” is defined in Section 6.12 hereof.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.’

“Register” is defined in Section 10.10(c) hereof.

“Reimbursement Obligation” is defined in Section 2.2(c) hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, financial advisors and consultants of such Person and of such Person’s Affiliates.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Required Lenders” means, as of the date of determination thereof, Lenders whose aggregate Commitments constitute 51% or more of the sum of the total Commitments, provided that if the Commitments are terminated pursuant to the terms of this Agreement, “Required Lenders” means as of the date of determination thereof, Lenders whose outstanding Loans and interests in Swing Line Loans and Letters of Credit constitute 51% or more of the sum of the total outstanding Loans and interests in Swing Line Loans and Letters of Credit.

“Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Responsible Officer” means each of the following officers of the Borrower: president, chief executive officer, chief financial officer and general counsel.

“Revolving Credit” means the credit facility for making Loans and issuing Letters of Credit described in Sections 2.1 and 2.2 hereof.

“Revolving Loan” is defined in Section 2.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Loan hereunder.

“Revolving Note” is defined in Section 2.10 hereof.

“SEC” is defined in Section 6.1(a) hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.12 hereof.

“Swing Line Sublimit” means $20,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 2.12 hereof.

“Swing Note” is defined in Section 2.10 hereof.

“Taxes” is defined in Section 6.7 hereof.

“Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

“Termination Date” means April 17, 2009, or such earlier date on which the Commitments are terminated in whole pursuant to Section 2.9, 7.2 or 7.3 hereof.

“Total Commitments” means the aggregate amount of the Commitments which shall initially be Four Hundred Fifty Million Dollars ($450,000,000); as such amount may be decreased pursuant to the provisions of (a) Section 2.9 or (b) other applicable provisions of this Agreement.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness of the Borrower and its Subsidiaries at such time.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Commitments” means, at any time, the difference between the Commitments then in effect and the aggregate outstanding principal amount of Loans and L/C Obligations, provided that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Commitment of the Agent for purposes of computing the commitment fee under Section 2.11(a) hereof.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 1.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Cincinnati, Ohio, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of Illinois as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.

Section 1.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.3 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 2.	THE CREDIT FACILITIES.

Section 2.1. Commitments. Revolving Credit Facility. Prior to the Termination Date, each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to the Borrower from time to time up to the amount of such Lender’s Commitment. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Percentages. As provided in Section 2.4(a), and subject to the terms hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and reborrowed before the Termination Date, subject to the terms and conditions hereof.

Section 2.2. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the Borrower’s account in an aggregate undrawn face amount up to the L/C Sublimit. Each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Commitment of each Lender pro rata in an amount equal to its Percentage of the L/C Obligations then outstanding.

(b) Applications. Subject to Section 2.2(g), at any time before the Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in

Dollars, in form and substance acceptable to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 30 days prior to the Termination Date, in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.11 hereof, and (ii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid (including pursuant to a Borrowing under Section 2.4(c) hereof), the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 2% plus the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). Without limiting the foregoing, the L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.2).

(c) The Reimbursement Obligations. Subject to Section 2.2(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 1:00 p.m. (Cincinnati time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:00 a.m. (Cincinnati time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:00 a.m. (Cincinnati time) on the date when such drawing is to be paid, by 11:00 a.m. (Cincinnati time) on the next day (with interest as set forth in Section 2.2(b) above), in immediately available funds at the Agent’s principal office in Cincinnati, Ohio or such other office as the Agent may designate in writing to the Borrower, and the Agent shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds. If the Borrower does not make any such reimbursement payment on the date due (including with the proceeds of a Borrowing pursuant to Section 2.4 hereof) and the Participating Lenders fund their participations in the manner set forth in Section 2.2(d) below, then all payments thereafter received by the Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.2(d) below.

(d) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer) severally and not jointly agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon Borrower’s failure to pay any Reimbursement Obligation on the date and at the time required, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Agent) to such effect, if such certificate is received before 1:00 p.m. (Cincinnati time), or not later than 1:00 p.m. (Cincinnati time) the following Business

Day, if such certificate is received after such time, pay to the Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Percentage of such unpaid Reimbursement Obligation together with interest on such amount accrued from the date the L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the L/C Issuer made the related payment to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Percentage thereof as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuer under this Section 2.2 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrower, the L/C Issuer, the Agent, any Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitment of any Lender, and each payment by a Participating Lender under this Section 2.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Indemnification. The Participating Lenders shall, to the extent of their respective Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.2(e) and all other parts of this Section 2.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f) Manner of Requesting a Letter of Credit. The Borrower shall provide at least 3 Business Days’ advance written notice to the Agent of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Agent shall promptly notify the L/C Issuer of the Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Agent and the Lenders of the issuance of a Letter of Credit.

(g) Auto-Extension Letters of Credit. If the Borrower requests in an Application a Letter of Credit that has automatic extension provisions with respect to such Letters of Credit’s expiration date (each, an “Auto-Extension Letter of Credit”), the L/C Issuer shall, subject to the terms and conditions hereof, issue such an Auto-Extension Letter of Credit; provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of

Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be determined at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension of an Auto-Extension Letter of Credit. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit pursuant to the terms of such Letter of Credit; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) the L/C Issuer has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.1 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

Section 2.3. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

(b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise).

(c) Default Rate. While any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owing by it at a rate per annum equal to:

(i) for any Base Rate Loan or any Swing Loan bearing interest based on the Base Rate, the sum of 2.0% per annum plus the Applicable Margin plus the Base Rate from time to time in effect; and

(ii) for any Eurodollar Loan or any Swing Loan bearing interest at the Agent’s Quoted Rate, the sum of 2.0% per annum plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the

Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

(d) Rate Determinations. The Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be presumptively correct, except in the case of manifest error.

Section 2.4. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Agent. The Borrower shall give notice to the Agent by no later than 12:00 noon (Cincinnati time): (i) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.5 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 12:00 noon (Cincinnati time) at least 3 Business Days before the date of the requested continuation or conversion. All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Agent may rely on any such telephonic or telecopy notice given by any person the Agent in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 2.4(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Agent shall give notice to the Borrower and each Lender of the interest rate applicable thereto promptly after the Agent has made such determination.

(c) Borrower’s Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has properly notified the Agent that the Borrower intends to convert such Borrowing, subject to Section 3.1 hereof, into a Borrowing of Eurodollar Loans or such Borrowing is prepaid in accordance with Section 2.7(a). If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.4(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 3.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.7(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 2.4(a) of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Agent by 1:00 p.m. (Cincinnati time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 1:00 p.m. (Cincinnati time) on the date of any requested advance of a new Borrowing, subject to Section 3 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Agent in Cincinnati, Ohio. The Agent shall make the proceeds of each new Borrowing available to the Borrower at the Agent’s principal office in Cincinnati, Ohio.

(e) Agent Reliance on Lender Funding. Unless the Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Cincinnati time) on) the date on which such Lender is scheduled to make payment to the Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Agent may assume that such Lender has made such payment when due and the Agent, in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Agent, such Lender shall, on demand, pay to the Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Agent at a rate per annum equal to: (i) from the date the related advance was made by the Agent to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the

Agent immediately upon demand, the Borrower will, on demand, repay to the Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 8.1 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 2.5. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than $500,000. Each Borrowing of Eurodollar Loans shall be in an amount equal to $1,000,000 or such greater amount that is an integral multiple of $100,000. Without the Agent’s consent, there shall not be more than 5 Borrowings of Eurodollar Loans outstanding at any one time; provided that, without the Required Lenders’ consent, there shall not be more than 10 such Borrowings outstanding at any one time.

Section 2.6. Maturity of Loans. Each Loan, both for principal and interest, shall mature and become due and payable by the Borrower on the Termination Date.

Section 2.7. Prepayments. (a) Optional. The Borrower may prepay without premium or penalty (except as set forth in Section 8.1 below) and in whole or in part any Borrowing of Eurodollar Loans at any time upon 3 Business Days prior notice by the Borrower to the Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Agent no later than 10:00 a.m. (Cincinnati time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 8.1; provided, however, the Borrower may not partially repay a Borrowing (i) if such Borrowing is of Base Rate Loans, in a principal amount less than $500,000, (ii) if such Borrowing is of Eurodollar Loans, in a principal amount less than $1,000,000, and (iii) in each case, unless it is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.5 remains outstanding.

(b) Mandatory. The Borrower shall, on each date the Commitments are reduced pursuant to Section 2.9, prepay the Loans and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Loans and L/C Obligations then outstanding to the amount to which the Commitments have been so reduced. Unless the Borrower otherwise directs, prepayments of Loans under this Section 2.7(b) shall be applied first to Borrowings of Base Rate Loans and Swing Line Loans payable at the Agent’s Quoted Rate until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.7(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 8.1. Each prefunding of L/C Obligations shall be made in accordance with Section 7.4.

(c) The Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower, and in the case of any partial prepayment, such prepayment shall be applied first to Borrowings of Base Rate Loans and Swing Line Loans payable at the Agent’s Quoted

Rate until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire.

Section 2.8. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Agent by no later than 12:00 Noon (Cincinnati time) on the due date thereof at the office of the Agent in Cincinnati, Ohio (or such other location as the Agent may designate to the Borrower) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Agent on the next Business Day. All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 hereof or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations by the Agent or any of the Lenders shall be remitted to the Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Agent, and any trustee therefor, in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrower has agreed to pay the Agent under Section 10.13 hereof (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Agent);

(b) second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c) third, to the payment of principal on the Notes, unpaid Reimbursement Obligations, together with amounts to be held by the Agent as collateral security for any outstanding L/C Obligations pursuant to Section 7.4 hereof (until the Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), the aggregate amount paid to, or held as collateral security for, the Lenders to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of all other unpaid Obligations to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e) fifth, to the Borrower or whoever else may be lawfully entitled thereto.

Section 2.9. Commitment Terminations. The Borrower shall have the right at any time and from time to time, upon 3 Business Days prior written notice to the Agent, to terminate the Commitments in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 or such greater amount that is an integral multiple of $100,000 and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Loans and of L/C Obligations then outstanding. Any termination of the Commitments below the L/C Sublimit or the Swing Line Sublimit then in effect shall reduce the L/C Sublimit and the Swing Line Sublimit, as applicable, by a like amount. The Agent shall give prompt notice to each Lender of any such termination of the Commitments. Any termination of the Commitments pursuant to this Section 2.9 may not be reinstated.

Section 2.10. The Notes. (a) The Revolving Loans made to the Borrower by a Lender shall be evidenced by a single promissory note of the Borrower issued to such Lender in the form of Exhibit D-1 hereto. Each such promissory note is hereinafter referred to as a “Revolving Note” and collectively such promissory notes are referred to as the “Revolving Notes.”

(b) The Swing Loans made to the Borrower by the Agent shall be evidenced by a single promissory note of the Borrower issued to the Agent in the form of Exhibit D-2 hereto. Such promissory note is hereinafter referred to as the “Swing Note.”

(c) Each Lender shall record on its books and records or on a schedule to its appropriate Note the amount and type of each Loan advanced, continued or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, and, for any Eurodollar Loan, the Interest Period and the interest rate applicable thereto. The Lender’s record thereof, whether shown on its books and records or on a schedule to the relevant Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it together with accrued interest thereon. At the request of any Lender and upon such Lender tendering to the Borrower the appropriate Note to be replaced, the Borrower shall furnish a new Note to such Lender to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such new Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

Section 2.11. Fees. (a) Commitment Fee. The Borrower shall pay to the Agent for the ratable account of the Lenders according to their Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.2 hereof, the Borrower shall pay to the L/C Issuer for its own account an issuance fee equal to .125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date the first Letter of Credit is issued hereunder, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders according to their Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.

(c) Agent Fees. The Borrower shall pay to the Agent, for its own use and benefit, the fees agreed to between the Agent and the Borrower in the Fee Letter.

Section 2.12. Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Agent agrees to make loans to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The Swing Loans may be availed of the Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.

(b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Agent’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable on the last day of each Interest Period applicable thereto and at maturity (whether by acceleration or otherwise).

(c) Requests for Swing Loans. The Borrower shall give the Agent prior notice (which may be written or oral) no later than 12:00 Noon (Cincinnati time) on the date upon which a Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Within 30 minutes after receiving such notice, the Agent shall in its discretion quote an interest rate to the Borrower at which the Agent would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Agent’s Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Agent’s Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the

Agent’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of the Agent in Cincinnati, Ohio. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Agent to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Agent shall not be obligated to make more than one Swing Loan during any one day.

(d) Refunding of Swing Loans. In its sole and absolute discretion, the Agent may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Agent to act on its behalf for such purpose) and with notice to the Borrower, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Agent, in immediately available funds, at the Agent’s principal office in Cincinnati, Ohio, before 12:00 Noon (Cincinnati time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Agent pursuant to Section 2.12(d) above (because an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Agent, purchase from the Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Agent its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever; provided that, notwithstanding anything to the contrary in this Section, a Lender shall not have any obligation to acquire a participation in a Swing Loan pursuant to this paragraph if a Default or an Event of Default shall have occurred and be continuing at the time such Swing Loan was made and such Lender shall have notified the Agent in writing, at least one Business Day prior to the time such Swing Loan was made, that such Default or Event of Default has occurred, whether such Lender has knowledge of such Default or Event of Default as a result of a notice received pursuant to Section 9.3 or otherwise, and that such Lender will not acquire participations in Swing Loans made while such Default or Event of Default is continuing.

SECTION 3. CONDITIONS PRECEDENT.

The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 3.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date, which representations and warranties shall continue to be true and correct in all material respects as of such earlier date;

(b) the Borrower and each Subsidiary shall be in compliance with all of the terms and conditions hereof and of the other Loan Documents to which it is a party, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) in the case of a Borrowing the Agent shall have received the notice required by Section 2.4 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application together with any fees called for by Section 2.11 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.11 hereof; and

(d) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section.

Section 3.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Agent shall have received for each Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10 hereof;

(b) intentionally left blank;

(c) the Agent shall have received for each Lender copies of the Borrower’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(d) the Agent shall have received for each Lender copies of resolutions of the Borrower’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(e) the Agent shall have received for each Lender copies of the certificates of good standing for the Borrower (dated no earlier than 45 days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(f) the Agent shall have received for each Lender a list of the Borrower’s Authorized Representatives;

(g) the Agent shall have received for itself and for the Lenders the initial fees called for by Section 2.11 hereof;

(h) each Lender shall have received such evaluations and certifications as it may reasonably require in order to satisfy itself as to the financial condition of the Borrower, and the lack of material contingent liabilities of the Borrower;

(i) the Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower and ABI evidencing the absence of Liens on its Property except for Permitted Liens and Liens on the assets of ABI under the Existing ABI Facility (which Liens shall be released in connection with the initial Credit Event);

(j) the Agent shall have received a pay-off letter from Merrill Lynch Professional Clearing Corp. setting forth, among other things, the total amount of indebtedness outstanding and owing under the Existing ABI Facility (and outstanding letters of credit issued for the account of ABI), which pay-off letter shall include a general release of all collateral securing such Existing ABI Facility upon the repayment of such indebtedness with the proceeds of the initial Credit Event, and shall otherwise be in form and substance acceptable to the Agent;

(k) the Existing Credit Agreement shall have been terminated and all amounts owing thereunder (including all principal, interest and accrued fees) shall have been paid (or shall contemporaneously be paid) in full;

(l) intentionally left blank;

(m) all conditions precedent to the ABI Merger shall have been satisfied (or waived in writing pursuant to the terms of the Merger Agreement) and the Agent shall have received evidence satisfactory to it of the foregoing;

(n) the Agent shall have received a solvency certificate and a pro forma balance sheet of the Borrower and its Subsidiaries (after giving effect to the ABI Merger) and the same shall be satisfactory to the Agent;

(o) the Agent shall have received for each Lender the favorable written opinion of counsel to the Borrower (which may be the in house counsel of the Borrower), in form and substance satisfactory to the Agent;

(p) the Agent shall have received a copy of the Borrower’s temporary investment policy, as approved by the Borrower’s board of directors, certified by an officer of the Borrower acceptable to the Agent; and

(q) the Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Agent may reasonably request.

By execution of this Agreement, each of the Lenders that is a lender under the Existing Credit Agreement hereby waives any requirement set forth in the Existing Credit Agreement of prior notice of the termination of the commitments thereunder.

SECTION 4.	THE GUARANTIES.

Section 4.1. Guaranties. The payment and performance of the Obligations shall at all times be guaranteed by each direct and indirect Material Subsidiary of the Borrower pursuant to one or more guaranty agreements in the form attached hereto as Exhibit G, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”).

Section 4.2. Further Assurances. In the event the Borrower or any Material Subsidiary forms or acquires any other Material Subsidiary after the date hereof, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Material Subsidiary to execute a Guaranty. In the event that any Subsidiary that has not previously executed a Guaranty becomes a Material Subsidiary after the date hereof, the Borrower shall promptly cause such Material Subsidiary to execute a Guaranty.

Section 4.3. Guarantor Release. So long as no Default or Event of Default exists or would arise as a result of a release under this Section, in the event that any Subsidiary that was a Material Subsidiary and had executed a Guaranty ceases to be a Material Subsidiary, such Subsidiary shall be deemed to be released from its Guaranty until such time as such Subsidiary again becomes a Material Subsidiary.

Section 4.4. Exclusion of Foreign Subsidiaries. Notwithstanding anything in this Section 4 to the contrary, unless otherwise required by the Agent or the Required Lenders during the existence of any Event of Default, a Foreign Subsidiary shall not be required to provide a Guaranty.

SECTION 5.	REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to each Lender and the Agent, and agrees, that:

Section 5.1. Organization and Qualification. The Borrower and each of its Material Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 5.2. Authority and Enforceability. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Material Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and by each Material Subsidiary have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Material Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Material Subsidiary or any provision of the organizational documents (e.g., charter, articles of incorporation or bylaws, articles of association or operating agreement, partnership agreement or other similar document) of the Borrower or any Material Subsidiary, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Material Subsidiary or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Material Subsidiary.

Section 5.3. Financial Reports. The audited consolidated financial statements of the Borrower and its Subsidiaries as at December 31, 2005, heretofore furnished to the Agent, fairly and adequately present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Except as disclosed to the Agent and the Lenders in writing, neither the Borrower nor any Material Subsidiary has contingent liabilities or judgments, orders or injunctions against it that are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.1 hereof.

Section 5.4. No Material Adverse Effect. Since December 31, 2005, there has been no Material Adverse Effect.

Section 5.5. Litigation and other Controversies. There is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Borrower and its Material Subsidiaries, threatened against the Borrower or any of its Material Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Section 5.6. True and Complete Disclosure. All information furnished by or on behalf of the Borrower or any of its Material Subsidiaries in writing to the Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in light of the circumstances under which such information was provided.

Section 5.7. Use of Proceeds; Margin Stock. (a) All proceeds of Loans shall be used by the Borrower to repay all indebtedness under the Existing ABI Facility and the Existing Credit Agreement and for working capital purposes and other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan or other extension of credit hereunder will be used by the Borrower or any Subsidiary thereof to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. Margin Stock (as defined above) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.8. Taxes. The Borrower and each of its Subsidiaries has timely filed or caused to be timely filed all tax returns required to be filed by the Borrower and/or any of its Subsidiaries. The Borrower and each of its Subsidiaries has paid all Taxes other than Taxes which are not delinquent, and other than those contested in good faith and for which adequate reserves have been established in accordance with GAAP and as to which no Lien exists, except for Permitted Liens.

Section 5.9. ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, has not incurred any liability to the PBGC or a Plan (other than a “multiemployer plan” as defined under Section 3(37) of ERISA) under Title IV of ERISA. The Borrower and its Subsidiaries have no contingent liabilities with respect to any post-retirement benefits under a welfare plan, as defined in Section 3(l) of ERISA, other than liability for continuation coverage described in article 6 of Title 1 of ERISA and applicable state law.

Section 5.10. Material Subsidiaries. Schedule 5.10 correctly sets forth each Material Subsidiary of the Borrower, its respective jurisdiction of organization and the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other equity interests of each of its Material Subsidiaries and also identifies the direct owner thereof. The Borrower shall provide the Agent with a supplement to Schedule 5.10 at any time a new Material Subsidiary is added or at any time a Subsidiary ceases to be a Material Subsidiary.

Section 5.11. Compliance with Laws. The Borrower and each of its Material Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental authority, or any subdivision thereof, in respect of the conduct of their businesses and the ownership of their property, except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.12. Environmental Matters. The Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, except to the extent that the aggregate effect of all noncompliances could not reasonably be expected to have a Material Adverse Effect. There are no pending or, to the best knowledge of the Borrower and its Subsidiaries after due inquiry, threatened Environmental Claims, including any such claims (regardless of materiality) for liabilities under CERCLA relating to the disposal of Hazardous Materials, against the Borrower or any of its Subsidiaries or any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries, except to the extent that the aggregate effect of all noncompliances could not reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries that, to the best knowledge of the Borrower and its Subsidiaries after due inquiry, could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such real property, or (ii) to cause any such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property by the Borrower or any of its Subsidiaries under any applicable Environmental Law, expect such restrictions as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Hazardous Materials have not been Released on or from any real property arising from or relating to the operations of the Borrower or any of its Subsidiaries, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries where such Release, individually, may reasonably be expected to require in excess of $500,000 in response costs under any applicable Environmental Law.

Section 5.13. Investment Company; Public Utility Holding Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.14. Intellectual Property. The Borrower and each of its Material Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, franchises and formulas, or rights with respect to the foregoing, or each has obtained licenses of all other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

Section 5.15. Good Title. The Borrower and its Material Subsidiaries have good and marketable title, or valid leasehold interests, to their assets as reflected on the Borrower’s most recent consolidated balance sheet provided to the Agent, except for sales of assets in the ordinary course of business and other sales of assets not prohibited by this Agreement, subject to no Liens, other than Permitted Liens and the Liens under the Existing ABI Facility, which Liens under the Existing ABI Facility shall be released upon the repayment of indebtedness thereunder in connection with the initial Credit Extension.

Section 5.16. Labor Relations. To the best knowledge of the Borrower, neither the Borrower nor any of its Material Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower and its Material Subsidiaries, threatened in writing against the Borrower or any of its Material Subsidiaries and (ii) to the best knowledge of the Borrower and its Material Subsidiaries, no union representation proceeding is pending with respect to the employees of the Borrower or any of its Material Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 5.17. Indebtedness. Schedule 5.17 sets forth a true and complete list of all Indebtedness of the Borrower and its Material Subsidiaries as of the Closing Date, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any guarantor.

Section 5.18. Capitalization. All outstanding shares of capital stock or other equity interests of the Borrower and its Material Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable, and as of the Closing Date, except as disclosed on Schedule 5.18, there are no outstanding commitments or other obligations of the Borrower or any Material Subsidiary to issue, and no rights of any Person to acquire, any shares of any capital stock or other equity interests of any Material Subsidiary. Schedule 5.18 also sets forth the capitalization of the Borrower after giving effect to the ABI Merger.

Section 5.19. Other Agreements. Neither the Borrower nor any Material Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Material Subsidiary or any of their Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 5.20. Governmental Authority and Licensing. The Borrower and its Material Subsidiaries have received all licenses, permits, and approvals of all federal, state, local, and foreign governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened, in each case, where the revocation or denial of such license, permit or approval could reasonably be expected to have a Material Adverse Effect.

Section 5.21. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Material Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.22. Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.23. Solvency. The Borrower and its Material Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 5.24. Foreign Assets Control Regulations and Anti-Money Laundering. (a) OFAC. The Borrower is not (i) a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) Patriot Act. The Borrower is in compliance, in all material respects, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as Amended.

SECTION 6.	COVENANTS.

The Borrower covenants and agrees that, so long as any Loans or Letters of Credit are available to the Borrower under the Revolving Credit and until all Obligations are paid in full:

Section 6.1. Information Covenants. The Borrower will furnish to the Agent, with sufficient copies for each Lender:

(a) Quarterly Statements. Within 45 days after the close of each quarterly accounting period in each fiscal year of the Borrower or, if earlier, within 10 days of the date the Borrower is required to file its Form 10-Q with the Securities and Exchange Commission or any governmental agencies substituted therefor (the “SEC”), the Borrower’s consolidated balance sheet as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail, prepared by the Borrower in accordance with GAAP, and certified by the chief financial officer or other officer of the Borrower reasonably acceptable to the Agent that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Statements. Within 120 days after the close of each fiscal year of the Borrower or, if earlier, within 10 days of the date the Borrower is required to file its Form 10-K with the SEC, a copy of the Borrower’s consolidated balance sheet as of the last day of the fiscal year then ended and the Borrower’s consolidated statements of income, retained earnings, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, which consolidated balance sheet and income statement shall be accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by the Borrower and reasonably acceptable to the Agent, to the effect that such consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 6.1(a) and (b), a certificate of the chief financial officer or other officer of the Borrower reasonably acceptable to Agent in the form of Exhibit E (x) stating no Default or Event of Default has occurred during the period covered by such statements of, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default, (y) confirming that the representations and warranties stated in Section 5 remain true and correct in all material respects (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (z) showing the Borrower’s compliance with the covenants set forth in Section 6.18.

(d) Budgets. (i) As soon as available, but in any event at least 30 days prior to the first day of each fiscal year of the Borrower, a draft budget in form reasonably satisfactory to the Agent (including, without limitation, a breakdown of the projected results of each line of business of the Borrower and its Material Subsidiaries, and budgeted consolidated statements of income, and sources and uses of cash and balance sheets for the Borrower and its Material Subsidiaries) of the Borrower and its Material Subsidiaries in reasonable detail reasonably satisfactory to the Agent for each fiscal month and, with appropriate discussion, the principal assumptions upon which such budget is based.

(ii) Within 30 days after the approval of the draft budget described in this Section 6.1(d) by the Borrower’s board of directors, the final budget in form reasonably satisfactory to the Agent (including, without limitation, a breakdown of the projected results of each line of business of the Borrower and its Material Subsidiaries, and budgeted consolidated statements of income, and sources and uses of cash and balance sheets for the Borrower and its Material Subsidiaries) of the Borrower and its Material Subsidiaries in reasonable detail reasonably satisfactory to the Agent for each fiscal month and, with appropriate discussion, the principal assumptions upon which such budget is based.

(e) Notice of Default or Litigation. Promptly, and in any event within three Business Days after any Responsible Officer obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) the commencement of, or threat of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against the Borrower or any of its Material Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(f) Management Letters. Promptly after the Borrower’s receipt thereof, a copy of each report or any “management letter” submitted to the Borrower or any of its

Material Subsidiaries by its certified public accountants and the management’s responses thereto.

(g) Other Reports and Filings. Promptly, copies of all material financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which the Borrower or any of its Material Subsidiaries (x) has filed with the SEC or any comparable agency outside of the United States, or (y) has furnished to the shareholders of the Borrower.

(h) Other Information. From time to time, such other information or documents (financial or otherwise) as the Agent or any Lender may reasonably request.

Any items required to be delivered under Section 6.1(a), (b) or (g) need not to be separately delivered to the Agent if such items are publicly available through the SEC; provided that such items are filed with the SEC within the time allotted in such Sections and, with respect to each such item other than a Form 10-K or a Form 10-Q, the Borrower furnishes to the Agent within the time allotted in such Sections a written notice of such filing.

Section 6.2. Inspections. The Borrower will, and will cause each Subsidiary to, permit officers, representatives and agents of the Agent or any Lender, to visit and inspect any Property of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with its and their officers and independent accountants, all at such reasonable times during normal business hours as the Agent or any Lender may request. Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall not be responsible for the charges incurred in connection with inspections to the extent that such inspections (i) are done more frequently than one time during any fiscal year or (ii) are incurred for any inspection of any Subsidiary that is not a Material Subsidiary.

Section 6.3. Maintenance of Property, Insurance, Environmental Matters, etc. (a) The Borrower will, and will cause each of its Material Subsidiaries to, (i) keep its property, plant and equipment necessary to its business and operations in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make to all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such property, plant and equipment are reasonably preserved and maintained and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice, and shall furnish to the Agent upon request full information as to the insurance so carried.

(b) Without limiting the generality of Section 6.3(a), the Borrower and its Material Subsidiaries: (i) shall comply with, and maintain all real property in compliance with, any applicable Environmental Laws, except to the extent that the aggregate affect of all noncompliance could not reasonably be expected to have a Material Adverse Effect; (ii) shall obtain and maintain in full force and effect all governmental approvals required for its operations at or on its properties by any applicable Environmental Laws; (iii) shall cure as soon as reasonably practicable any violation of applicable Environmental Laws with respect to any of its properties which individually or in the aggregate may reasonably be expected to have a Material Adverse Effect; (iv) shall not, and shall not permit any other Person to, own or operate on any of its properties any landfill or dump or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state law; and (v) shall not use, generate, treat, store, release or dispose of Hazardous Materials at or on any of the real property except in the ordinary course of its business and in compliance with all Environmental Laws. With respect to any Release of Hazardous Materials, the Borrower and its Material Subsidiaries shall conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released at or on any of its properties as required by any governmental authority pursuant to any applicable Environmental Law.

Section 6.4. Preservation of Existence. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this Section 6.4 shall prevent, to the extent permitted by Section 6.13, sales of assets by the Borrower or any of its Subsidiaries, the dissolution or liquidation of any Subsidiary of the Borrower, or the merger or consolidation between or among the Subsidiaries of the Borrower.

Section 6.5. Compliance with Laws. The Borrower shall, and shall cause each Material Subsidiary to, comply in all respects with the requirements of all federal, state, local, and foreign laws, rules, regulations, ordinances and orders applicable to its property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property, other than a Permitted Lien.

Section 6.6. ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Agent and each Lender of: (a) the occurrence of any reportable event (as defined in Section 4043 of ERISA, excluding, however, such events as to which the PBGC by regulation has waived the notice requirements under Section 4043(a) except for waivers with respect to the occurrence of the disqualification of a Plan or the failure to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 6.7. Payment of Taxes. The Borrower will, and will cause each of its Material Subsidiaries to, pay and discharge, all taxes, assessments, fees and other governmental charges imposed upon it or any of its Property (collectively, “Taxes”), before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor, unless and until any Lien or Liens resulting from Taxes aggregating in excess of $10,000,000 attaches to any of its Property and any such Lien is unbonded and any proceeding relating to the enforcement of any such Lien is not stayed.

Section 6.8. Contracts With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 6.9. No Changes in Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 6.10. Change in the Nature of Business. The Borrower shall not, nor shall it permit any Material Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Material Subsidiary would be changed in any material respect from the general nature of the business engaged in by the Borrower or any Subsidiary as of the Closing Date. For the purpose of this Section, any business reasonably related to the business of the Borrower, the Subsidiaries and ABI as of the Closing Date shall be presumptively deemed to not be a change in the nature of the Borrower’s business.

Section 6.11. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except;

(a) the Obligations of the Borrower and its Subsidiaries owing to the Agent and the Lenders;

(b) intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Section 6.14;

(c) purchase money Indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding;

(d) Indebtedness and obligations owing under Hedging Agreements entered into to manage existing or anticipated interest rate, currency or commodity risks and not for speculative purposes; and

(e) the Existing ABI Facility which shall be paid in full substantially concurrently with the initial Credit Extension.

Section 6.12. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a) inchoate Liens for the payment of Taxes which are not yet due and payable or the payment of which is not required by Section 6.7;

(b) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(d) Liens created by or pursuant to this Agreement;

(e) any interest or title of a lessor under any operating lease or Capital Lease; and

(f) Liens on property of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 6.11(c) hereof, representing or incurred to finance the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(g) cash deposits to secure performance bonds and other obligations of a like nature (in each case, other than for Indebtedness) incurred in the ordinary course of business for obligations not yet due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefore;

(h) easements, rights-of-way, zoning and similar restrictions, building codes, reservations, covenants, conditions, waivers, survey exceptions and other similar encumbrances or title defects and, with respect to any interests in real property held or leased by the Borrower or any of its Subsidiaries, mortgages, deeds of trust and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such property encumbering solely such landlord’s or owner’s interest in such real property, with or without the consent of the lessee;

(i) Liens in existence on the date hereof listed on Schedule 6.12; and

(j) any interest of a licensor under a license entered into in the ordinary course of the Borrower’s or the applicable Subsidiary’s business.

Section 6.13. Consolidation, Merger, Sale of Assets, etc. The Borrower will not, and will not permit any of its Material Subsidiaries to, wind up, liquidate or dissolve its affairs or agree to any merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:

(a) the sale and lease of inventory in the ordinary course of business;

(b) the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of the Borrower or its Subsidiaries, has become uneconomic, obsolete or worn out or is not used or useful in its business;

(c) the sale, transfer, lease, or other disposition of Property of the Borrower and its Material Subsidiaries to one another;

(d) the merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the legal entity surviving the merger;

(e) the merger of Borrower or any Subsidiary with an Affiliate incorporated for the purposes of incorporating the Borrower or any Subsidiary in another jurisdiction to realize tax or other benefits; provided that in the case of any merger involving the Borrower, the Borrower is the legal entity surviving the merger and in the case of any merger involving the Borrower or a Material Subsidiary, the surviving entity must be incorporated or otherwise organized under the laws of a jurisdiction within the United States of America.

(f) the liquidation or sale of any Subsidiary or its assets if, in the Borrower’s reasonable judgment, such Subsidiary is not profitable;

(g) the sale or issuance of capital stock of a Subsidiary to the Borrower or any Subsidiary;

(h) the disposition of the stock or assets of any Subsidiary that is organized under the laws of a jurisdiction outside of the United States;

(i) the ABI Merger; and

(j) the sale, transfer, lease, or other disposition of other Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction, but excluding any sale and leaseback transaction, fee in lieu of tax transaction or other similar transaction intended primarily for tax relief and other tax incentive purposes) aggregating for the Borrower and its Subsidiaries not more than $20,000,000 during any fiscal year of the Borrower.

Section 6.14. Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make loans or advances to or make, retain or have outstanding any investments (whether through purchase of equity interests or obligations or otherwise) in, any Person or enter into any partnerships or joint ventures, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except that this Section shall not prevent:

(a) receivables created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(b) investments in Cash Equivalents;

(c) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d) the Borrower’s investments from time to time in its Subsidiaries, now existing or hereafter acquired or created, and investments made from time to time by a Subsidiary in or more of its Subsidiaries;

(e) intercompany advances made from time to time from the Borrower to any one or more Subsidiaries in the ordinary course of business;

(f) investments existing on the Closing Date and set forth on Schedule 6.14;

(g) extensions of trade credit in the ordinary course of business;

(h) Indebtedness permitted by Section 6.11;

(i) investments in Affiliates and non-related entities conducting business with the Borrower or any Subsidiary, or acting as a supplier or distributor to the Borrower or any Subsidiary in an aggregate amount not to exceed $20,000,000 in any fiscal year;

(j) investments received in connection with the licensing to non-related entities to market and sell Abraxane; provided, that in each case (i) no Default or Event of Default shall have occurred and be continuing, or would be reasonably likely to occur after giving effect to such investment and (ii) after giving pro forma effect to such investment, the Borrower shall be in compliance with the the covenants contained in Section 6.18 and the Borrower shall demonstrate such compliance in a certificate of an officer of Borrower delivered to the Agent prior to the consummation of such investment and such covenants shall be recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which the relevant information is available as if such investment had occurred on the first day of each relevant period for testing such compliance;

(k) Permitted Acquisitions;

(l) those loans existing on the Closing Date made by the Borrower to ABI in an aggregate principal amount not to exceed $23,000,000;

(m) payroll, travel, housing and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(n) investments by the Borrower or any Subsidiary in prepaid expenses, negotiable instruments held for collection or lease, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(o) investments in bonds, notes, debentures, capital stock, or other securities that are issued solely as partial consideration of an asset sale permitted pursuant to Section 6.13; provided that such sales shall be made at fair market value;

(p) investments in the capital stock or other equity interests, or the assets of, or a business, unit or division of, any Person; provided that in each case (i) such investments are in a Person (or are of assets of a Person) that is in the same or similar business as the business of the Borrower or any Subsidiary or a business related to any such business, such as that of a supplier to the Borrower, (ii) such investment shall not constitute a Hostile Acquisition, (iii) no Default or Event of Default shall have occurred and be continuing, or could occur after giving effect to such investment and (iv) after giving pro forma effect to such investment, the Borrower shall be in compliance with the covenants contained in Section 6.18 (with respect to each investment that is in an amount equal to or greater than $10,000,000, the Borrower shall demonstrate such compliance in a certificate of an officer of Borrower delivered to the Agent prior to the consummation of such investment and such covenants shall be recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which the relevant information is available as if such investment had occurred on the first day of each relevant period for testing such compliance); and

(q) other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding.

Section 6.15. Limitation on Restrictions. The Borrower will not, and it will not permit any of its Material Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Material Subsidiary to (a) pay dividends or make any other distributions on its capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay or repay any Indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, (e) encumber or pledge any of its assets to or for the benefit of the Agent or (f) guaranty the Obligations.

Section 6.16. Notice of the Creation of Subsidiaries. The Borrower will provide the Agent with timely notice of the creation or acquisition of any Subsidiary occurring after the Closing Date.

Section 6.17. Dividends and Other Restricted Payments. The Borrower shall not declare or pay any dividends on or make any other distributions in respect of any of its capital stock or other equity interests.

Section 6.18. Financial Covenants.

(a) Minimum Net Worth. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower, permit Net Worth to be less than the sum of (i) 85% of the Net Worth on June 30, 2006, plus (ii) 50% of Net Income for each fiscal quarter of the Borrower (commencing with the fiscal quarter ending September 30, 2006) for which Net Income is a positive amount (i.e. there shall be no reduction to the minimum amount of Net Worth required to be maintained hereunder for any fiscal quarter in which Net Income is less than zero).

(b) Leverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower, permit the Leverage Ratio to be more than 2.75 to 1.00.

(c) Interest Coverage Ratio. The Borrower shall not, as of the date day of each fiscal quarter of the Borrower, permit the Interest Coverage Ratio to be less than 3.00 to 1.00.

Section 6.19. Limitation on Non-Material Subsidiaries. The Borrower shall not permit (i) at any time, the aggregate book value of the assets of all Subsidiaries that are not Material Subsidiaries to exceed 20% of the value of the consolidated assets (including intangible assets) of the Borrower and its Subsidiaries or (ii) as of the last day of each fiscal quarter of the Borrower, the aggregate revenues of all Subsidiaries that are not Material Subsidiaries during any fiscal year of the Borrower to exceed 20% of the consolidated revenues of the Borrower and its Subsidiaries during such year.

SECTION 7.	EVENTS OF DEFAULT AND REMEDIES.

Section 7.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of any Note or any other Obligation payable hereunder or under any other Loan Document or five days after default in the payment when due of all or any part of the interest on any Note or any other Obligation payable hereunder or under any other Loan Document;

(b) default in the observance or performance of any covenant set forth in Sections 6.1(e), 6.13 or 6.18 hereof;

(c) default in the observance or performance of Section 6.1 (other than subsection (e) thereof), 6.4, 6.11, 6.12, 6.14, 6.15 6.16 or 6.17 hereof which is not remedied within 15 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer or (ii) written notice thereof is given to the Borrower by the Agent or default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer or (ii) written notice thereof is given to the Borrower by the Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate delivered to the Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any Indebtedness, or in respect of obligations under one or more Hedging Agreements, of the Borrower or any Subsidiary aggregating in excess of $10,000,000, or under any indenture, agreement or other instrument under which such Indebtedness may be issued, and, with respect to Indebtedness, such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), unless, in all instances, such default is subject to a waiver or forbearance (provided that, for purposes of determining the amount of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreements were terminated at such time).

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $10,000,000 (except to the extent covered by insurance (subject to customary deductibles) pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 60 days;

(h) (i) the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $5,000,0000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or (ii) notice of intent to terminate a Plan or Plans (other than a “multiemployer plan” as defined under Section 3(37) of ERISA) having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan; or (iv) a proceeding shall be instituted by a fiduciary of any Plan that is a “multiemployer plan” under Section 3(37) of ERISA against the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA, with respect to which the liability of the Borrower, any Subsidiary or any member of its Controlled Group is in excess of $5,000,000, and such proceeding shall not have been dismissed within 30 days thereafter; or (v) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) the Borrower or any Material Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(k) hereof; or

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Material Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against the Borrower or any Material Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 7.2. Non-Bankruptcy Defaults. - When any Event of Default other than those described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing with respect to the Borrower, the Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 7.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 7.4. Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.7(b) or under Section 7.2 or 7.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Agent, and to the payment of the unpaid balance of any other Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Agent for the benefit of the Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Agent or the Lenders; provided, however, that if (i) the Borrower shall have made payment of all such obligations referred to in subsection (a) above, (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, then the Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

Section 7.5. Notice of Default. The Agent shall give notice to the Borrower under Section 7.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 7.6. Expenses. The Borrower agrees to pay to the Agent and each Lender, and any other holder of any Note outstanding hereunder, all costs and expenses reasonably incurred or paid by the Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Subsidiary as a debtor thereunder).

SECTION 8.	CHANGE IN CIRCUMSTANCES AND CONTINGENCIES.

Section 8.1. Funding Indemnity. If any Lender shall incur any loss, cost or expense (excluding loss of the respective Applicable Margin but including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements or the liquidation of other hedging contracts or agreements) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 3 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan or Swing

Loan, or to convert a Base Rate Loan into a Eurodollar Loan or Swing Loan, on the date specified in a notice given pursuant to Section 2.4(a) or Section 2.12 hereof,

(c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be presumptively correct absent manifest error.

Section 8.2. Illegality. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law, rule or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and the Agent and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 8.3. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) the Required Lenders advise the Agent that (i) LIBOR as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 8.4. Yield Protection. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If, after the date hereof, any Lender or the Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) A certificate of a Lender claiming compensation under this Section 8.4 and setting forth the additional amount or amounts to be paid to it hereunder shall be presumptively correct, absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 8.5. Substitution of Lenders. Upon the receipt by the Borrower of (a) a claim from any Lender for compensation under Section 8.4 or 10.1 hereof, (b) notice by any Lender to the Borrower of any illegality pursuant to Section 8.2 hereof or (c) in the event any Lender is in default in any material respect with respect to its obligations under the Loan Documents (any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a bank or other institutional lender specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have received the written consent of the Agent and the L/C Issuer, which consents shall not be unreasonably withheld, to such assignment, (iii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 8.1 hereof as if the Loans owing to it were prepaid rather than assigned) other than principal owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 10.10 hereof.

Section 8.6. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 8.4 or Section 10.1 hereof or to avoid the unavailability of Eurodollar Loans under Section 8.3 hereof, so long as such designation is not materially disadvantageous to the Lender.

Section 8.7. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 9.	THE AGENT.

Section 9.1. Appointment and Authorization of Agent. Each Lender hereby appoints Fifth Third Bank, an Ohio banking corporation, as the Agent under the Loan Documents and hereby authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Notwithstanding the use of the word “Agent” as a defined term, the Lenders expressly agree that the Agent is not acting as a fiduciary of any Lender in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Agent or any of the Lenders except as expressly set forth herein.

Section 9.2. Agent and its Affiliates. The Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Agent in its individual capacity as a Lender. References in Section 2 hereof to the Agent’s Loans, or to the amount owing to the Agent for which an interest rate is being determined, refer to the Agent in its individual capacity as a Lender.

Section 9.3. Action by Agent. If the Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 6.1 hereof, the Agent shall promptly give each of the Lenders written notice thereof. Without limiting the generality of the foregoing, the Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 7.2 and 7.5. Unless and until the Required Lenders give such direction, the Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Agent to take specific action, the Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 9.4. Consultation with Experts. The Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.5. Liability of Agent; Credit Decision. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 3 hereof, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such payee in form satisfactory to the Agent. Each Lender acknowledges that it has independently and without reliance on the Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Agent shall have no liability to any Lender with respect thereto.

Section 9.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified; provided that, in the event that the Borrower pays the Agent any amounts due after any Lender has paid the Agent under this Section in respect of such amounts, the Agent shall reimburse such Lender its share of such Borrower payment. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 9.7. Resignation of Agent and Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Agent, the Required Lenders shall have the right to appoint a successor Agent which, so long as no Default or Event of Default has occurred and is continuing, shall be subject to the Borrower’s approval. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation then the retiring Agent may, on behalf of the Lenders and, so long as no Default or Event of Default has occurred and is continuing, subject to the Borrower’s approval, appoint a successor Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent under the Loan Documents, and the retiring Agent shall be discharged from its duties and obligations thereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 9 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent, but no successor Agent shall in any event be liable or responsible for any actions of its predecessor. If the Agent resigns and no successor is appointed, the rights and obligations of such Agent shall be automatically assumed by the Required Lenders and the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender.

Any resignation by the Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.8. L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Agent in this Section 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Section 9, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

Section 9.9. Designation of Additional Agents. The Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “bookrunners,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

SECTION 10.	MISCELLANEOUS.

Section 10.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 10.1(b) hereof, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient imposed by the jurisdiction in which its principal executive office or Lending Office is located) imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and (if the Lender shall have complied with Section 10.1(b) hereof) forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Agent (as the case may be) would have received had such withholding not been made. If the Borrower shall have paid an additional amount as described in the preceding sentence to any Lender that has not complied with Section 10.1(b) hereof, such Lender shall promptly return such amount to Borrower. If the Agent or any Lender that has complied with Section 10.1(b) hereof, pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse the Agent or such Lender for that payment on demand in Dollars. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent a certificate to the effect that it is such a United States person.

(c) Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, occurring after the Closing Date, that it is unable to submit to the Borrower or the Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 10.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 10.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.3. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.4. Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 10.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 10.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4, and 10.13 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 10.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 10.8. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Lenders and the Agent shall be addressed to their respective addresses or telecopier numbers set forth on the signature pages hereof, and to the Borrower to:

American Pharmaceutical Partners, Inc.
1501 East Woodfield Road, Suite 300 East
Schaumburg, Illinois 60173
Attention:	Vice President & Treasurer
Telephone:	(847) 330-1248
Telecopy:	(847) 517-3347

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or on the signature pages hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

Section 10.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 10.10. Successors and Assigns; Assignments and Participations. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Agent and each Lender (which consent shall not be unreasonably withheld or delayed), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) any assignment of a Commitment must be approved by the Agent and the L/C Issuer and the Borrower (unless an Event of Default has occurred and is continuing), unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire in the form prescribed by the Agent.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4 and 10.13 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in Section 10.11(i)(B) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1 and 8.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender, provided the Borrower is notified of the participation sold to such Participant and such Participant agrees to be subject to Section 10.7 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.1, 8.4 or 10.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) if it were a Lender shall not be entitled to the benefits of Section 10.1(a) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.1(b) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.11. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Agent are affected thereby, the Agent; provided that:

(i) no amendment or waiver pursuant to this Section 10.11 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder;

(ii) no amendment or waiver pursuant to this Section 10.11 shall amend Section 2.8 or 10.7 in a manner that would alter the ratable distribution of, and sharing of, payments received pursuant to such Sections; and

(iii) no amendment or waiver pursuant to this Section 10.11 shall, unless signed by each Lender, increase the aggregate Commitments of the Lenders, change the definitions of Termination Date or Required Lenders, change the provisions of this Section 10.11, release any material guarantor (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document.

Section 10.12. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.13. Costs and Expenses; Indemnification. The Borrower agrees to pay all reasonable costs and expenses of the Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify the Agent, each Lender, and their respective directors, officers, employees, agents, financial advisors, and consultants against all Damages (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Agent or a Lender at any time, shall reimburse the Agent or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

Section 10.14. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower at any time or from time to time, upon notice to the Borrower or to any other Person, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust or payroll accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the Obligations of the Borrower to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 10.15. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 10.16. Governing Law. This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 10.17. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.18. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Agent or any Lender may have received hereunder shall, at the option of the Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.19. Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 10.20. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, THE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 10.21. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 10.22. Confidentiality. The Agent and each Lender agree to keep confidential all non-public information provided to it by any Borrower or any of its Subsidiaries or Affiliates pursuant to this Agreement; provided that nothing herein shall prevent the Agent or any Lender from disclosing any such information (a) to the Agent, any other Lender, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective assignee or participant, (c) upon the demand of any governmental authority, (d) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any Legal Requirement, (e) if required to do so in connection with any litigation or similar proceeding, (f) that has been publicly disclosed, or (i) in connection with the exercise of any remedy hereunder, if and to the extent necessary to exercise such remedy. The Agent and each Lender acknowledge and agree that the Borrower may, in response to any request that the Agent or a Lender disclose information (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, or other similar process), seek a protective order to enforce compliance with this Section, and the Agent and each Lender agree to cooperate with any such request.

[SIGNATURE PAGES TO FOLLOW]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

AMERICAN PHARMACEUTICAL PARTNERS, INC.

By	/s/ Nicole S. Williams
	Name:	Nicole S. Williams
	Title:	Executive Vice President and Chief Financial Officer

S-1

“LENDERS”

FIFTH THIRD BANK, an Ohio banking corporation, as a Lender, as L/C Issuer, and as Agent

By	/s/ Gregory D. Aromoso
	Name	Gregory D. Aromoso
	Title	Vice President

Address:

Fifth Third Center MD 109047 Cincinnati, Ohio 45263 Attention: Loan Syndications

WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ Kirk Tesch
	Name	Kirk Tesch
	Title	Vice President

Address:

301 S. College Street, TW15 NC5562 Charlotte, NC 28288 Attention: Kirk Tesch

HARRIS NESBITT FINANCING, INC.

By	/s/ Todd M. Kostelnik
	Name	Todd M. Kostelnik
	Title	Vice President

Address:

111 W. Monroe 10th Floor East Chicago, IL 60603 Attention: Gregory F. Tomczyk

LASALLE BANK NATIONAL ASSOCIATION

By	/s/ Tom Estey
	Name	Tom Estey
	Title	Senior Vice President

Address:

LaSalle Bank N.A. 135 S/ LaSalle, #1127 Chicago, IL 60603 Attention: Susan Shitrin

CHARTER ONE BANK, N.A.

By	/s/ Michael Dolson
	Name	Michael Dolson
	Title	Vice President

Address:

71 S. Wacker Drive Chicago, IL 60606 Attention: Jim Berry

U.S. BANK NATIONAL ASSOCIATION

By	/s/ James N. DeVries
	Name	James N. DeVries
	Title	Senior Vice President

Address:
209 South LaSalle Street Chicago, IL 60604 Attention: J. DeVries/Corp. Banking

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By	/s/ Gwen Evans
	Name	Gwen Evans
	Title	Authorised Signatory

By	/s/ Iain Donovan
	Name	Iain Donovan
	Title	Authorised Signatory

Address:

Bank of Ireland Head Office (B2) Lower Baggot Street Dublin 2 Ireland Attention: Ciaran Doyle

NATIONAL CITY BANK

By	/s/ Rachel M. Williamson
	Name	Rachel M. Williamson
	Title	Assistant Vice President

Address:

One North Franklin 20th Floor Chicago, IL 60606 Attention: Rachel Williamson

COMERICA BANK

By	/s/ Tamara J. Miller
	Name	Tamara J. Miller
	Title	Vice President

Address:

500 Woodward Avenue MC 3269 Detroit, MI 48266 Attention: Tamara Miller

BRANCH BANKING AND TRUST CO.

By	/s/ Robert M. Searson
	Name	Robert M. Searson
	Title	Senior Vice President

Address:

200 West Second Street Winston Salem, NC 27104 Mailcode: 001-16-16-20 Attention: Robert M. Searson